EXHIBIT 11

                    THE BANK OF NEW YORK COMPANY, INC.
                 Computation of Earnings Per Common Share
                  (In millions, except per share amounts)

                                                 For the Three Months Ended
                                                           March 31,
                                                         1996     1995
                                                         ----     ----

Weighted Average Number of Shares                         197      188

Shares Assumed to be issued on Conversion:
  Warrants                                                 11        -
                                                        -----    -----
Weighted Average Number of Shares of
  Common Stock for Primary Computation                    208      188

Shares Assumed to be Issued on Conversion:
   Debentures                                               5       12
   Warrants                                                 1        -
   Cumulative Preferred Stock                               -        1
                                                        -----    -----

Weighted Average Number of Shares of
 Common Stock Assuming Full Dilution                      214      201
                                                        =====    =====


Net Income                                              $ 243    $ 213

Dividend Requirements on Preferred Stock                    2        3
                                                        -----    -----
Net Income Available
 to Common Shareholders                                   241      210

Interest on Convertible
 Debentures, Net of Tax                                     1        2
                                                        -----    -----
Net Income Available to Common
 Shareholders, Assuming Full Dilution                   $ 242    $ 212
                                                        =====    =====
Earnings Per Share:
  Primary                                               $1.16    $1.12

  Fully Diluted                                          1.13     1.06